Exhibit 99.1

Contact:
Kearstin Patterson
Associate Director, Corporate Communications
615-236-4419 (office)
615-517-6112 (mobile)
kpatterson@biomimetics.com

BioMimetic Therapeutics Reports
2006 Fourth Quarter and Year-end Results

- Company Receives Clearance to Initiate Enrollment in GEM OS1 US Pivotal Trial -

Franklin, Tenn. – March 28, 2007 – BioMimetic Therapeutics, Inc. (NASDAQ: BMTI) today reported its financial results as of and for the three and twelve months ended December 31, 2006. For the three months ended December 31, 2006, the Company reported a net loss of $5.3 million or $(0.34) per share, compared to a net loss of $9.2 million, or $(5.82) per share, for the same period in 2005. For the full year, the Company reported a net loss of $17.2 million, or $(1.62) per share, compared to a net loss of $12.0 million, or $(7.59) per share, for 2005. The Company ended the year in a strong financial position, with $48.1 million of cash and cash equivalents. In February 2007, the Company completed a secondary public offering which provided net proceeds of an additional $40.0 million of cash.

Today, the Company also announced that it received clearance from the Food and Drug Administration (FDA) to initiate enrollment in its US pivotal trial with GEM OS®1 for foot and ankle fusions. The randomized controlled US pivotal trial is expected to include enrollment of up to 280 patients. The study’s objective is to determine the safety and effectiveness of GEM OS1 for bone regeneration in foot and ankle fusion procedures requiring open surgery. The Company previously reported data from US and Canadian clinical trials which demonstrated that fusion rates for GEM OS1 treated patients appeared to be at least comparable to patients treated with autograft. Autograft is bone harvested from elsewhere in the patient’s own body and is currently considered the standard of care for bone grafting materials, despite having several limitations including increased pain for the patient and increased procedure time for the surgeon.

Recent Company Highlights

During 2006 and the first part of 2007, the Company made significant advancements in its product development programs and other critical business areas:

GEM OS1 & GEM OS®2:

–	Completed enrollment in three pilot clinical studies with lead orthopedic product candidate GEM OS1 Bone Graft for the treatment of foot and ankle fusions (US and Canadian studies) and distal radius fractures (Swedish study). Expanded the Canadian study from the original 20 patients to 60 patients, providing the potential to file for product registration in Canada in 2007.

–	Reported interim results as presented by lead Canadian investigator, Timothy R. Daniels, M.D., suggesting that treatment with GEM OS1 for foot and ankle fusion indications is comparable to autograft, without the pain and morbidity associated with harvesting the autograft from patients.

–	Reported interim results of the randomized US pilot study on foot and ankle fusions comparing GEM OS1 to autograft indicating that patients treated with GEM OS1 had results comparable to patients treated with autograft.

–	Reported preliminary results from the Swedish distal radius fracture pilot study demonstrating accelerated bone regeneration at earlier time points in patients treated with GEM OS1 combined with external fixation compared to patients treated with external fixation alone.

–	Initiated a clinical study in Sweden to evaluate GEM OS2 Injectable Bone Graft for the treatment of distal radius fractures using percutaneous administration of the product candidate into the fracture site.

–	Received clearance from the FDA to initiate patient enrollment in the US pivotal trial to compare GEM OS1 to autograft in foot and ankle fusions. The Company expects to initiate patient enrollment in April 2007 and is concurrently working to address questions raised by the FDA in its clearance.

GEM 21S®:

–	Received market approval from Health Canada for GEM 21S Growth-factor Enhanced Matrix for the treatment of periodontally-related bone defects and gingival recession.

–	Obtained removal of all post-marketing restrictions on use of certain rhPDGF-BB produced by Novartis (Chiron) for inclusion in the Company’s GEM 21S product.

–	Presented results at the American Academy of Periodontology Annual Meeting demonstrating continued long-term efficacy up to 24 months after treatment with GEM 21S.

Other:

–	Received orphan drug designation from the FDA for the use of rhPDGF-BB for the treatment of Osteonecrosis of the Jaw (ONJ).

–	Completed initial public offering in May 2006, selling 4.6 million shares of common stock with net proceeds of $32 million.

–	Completed secondary public offering in February 2007, selling 2.5 million primary shares of common stock with net proceeds of $40 million.

‘‘We have made significant advancements over the past year in our product development and finance activities,’’ said Dr. Samuel E. Lynch, president and CEO of BioMimetic Therapeutics. ‘‘GEM 21S continues to be well received by dental surgeons and has laid the ground work for our significant progress in our orthopedic and sports medicine programs. The data from all three of our initial clinical trials in orthopedic indications were positive, showing increased bone regeneration with GEM OS1 treatment. We expect to begin patient enrollment in our US pivotal clinical trial in foot and ankle fusions with GEM OS1 within the next few weeks. Moreover, as evidenced by initiation of our clinical trial on GEM OS2 Injectable Bone Graft for treatment of closed fractures, we are concurrently advancing our pipeline of recombinant protein based therapeutic product candidates for multiple orthopedic indications.’’

Additional Financial Results

For the three months ended December 31, 2006, the Company reported revenues of $1.9 million, which includes $1.4 million of product sales of GEM 21S to its marketing partner Osteohealth Company (a division of Luitpold Pharmaceuticals, Inc., which is a group company of Daiichi-Sankyo, Inc.) and $0.2 million of sublicense fee income. This compares to revenues of $0.6 million for the three months ended December 31, 2005.

For the twelve months ended December 31, 2006, total revenues were $4.1 million, including $2.6 million of product revenue from the sale of GEM 21S to Osteohealth, compared to total revenue of $4.5 million for the twelve months ended December 31, 2005. The decrease in 2006 revenue can be attributed to the recognition in 2005 of $4.3 million of collaborative research and development revenue and milestone payments, all of which were paid by the Company’s marketing partner to compensate the Company for the cost of research and development related to FDA approval of the Company’s periodontal product. During the twelve months ended December 31, 2006, the Company recognized collaborative research and development revenue of $0.2 million.

Research and development expenses totaled $3.9 million for the three months ended December 31, 2006, compared to $8.0 million for the three months ended December 31, 2005. Research and development expenses primarily relate to activities associated with pilot clinical trials for GEM OS1, as well as continuing expenses associated with pursuing GEM 21S marketing approval in the European Union, and included a one time supplier milestone expense of $5.0 million in 2005. For the twelve months ended December 31, 2006, research and development expenses were $11.7 million compared to $12.6 million for the twelve months ended December 31, 2005.

General and administrative expenses were $2.0 million for the three months ended December 31, 2006, compared to $1.4 million for the three months ended December 31, 2005. For the twelve months ended December 31, 2006, general and administrative expenses totaled $6.5 million compared to $3.4 million for the twelve months ended December 31, 2005. The increase in 2006 general and administrative expenses was primarily attributable to an increase in salaries and wages, professional fees, costs of operating as a public company, stock based compensation expenses and facilities costs. Facilities costs are primarily comprised of rent, utilities, and common area maintenance.

2007 Financial Guidance

The Company ended 2006 with approximately $48.1 million of cash and cash equivalents. Based on current operating plans, expected timing and cost of clinical trials and other product development programs, the Company expects its 2007 year-end cash balance to range from $74 to $78 million, or an annual net cash burn of $10 to $14 million, including $15 million in additional milestone payments that the Company expects to receive in the fourth quarter of 2007 from its GEM 21S marketing partner. Total product revenue for the year ending December 31, 2007 is projected to be approximately $5.0 million, excluding milestone and royalty payments, with a year-end net loss attributable to common shareholders to range from $24 to $28 million.

Conference Call and Webcast

As previously announced, BioMimetic will be hosting a conference call and webcast today, March 28, 2007, at 4:30 p.m. EDT to discuss the 2006 fourth quarter and year-end financial results. A live webcast of the conference call will be available on the Investor Relations section of BioMimetic’s website at www.biomimetics.com. The webcast will be archived on the website for at least 30 days.

The conference call can be accessed by dialing 800-299-7928 (passcode12523233). The international dial in number is 617-614-3926. The same passcode applies. Participants should dial in 10 minutes prior to the call.

About BioMimetic Therapeutics

BioMimetic Therapeutics, Inc. is developing and commercializing bio-active recombinant protein-device combination products for the healing of musculoskeletal injuries and disease, including periodontal, orthopedic, spine and sports injury applications. BioMimetic received marketing approval from the FDA for its first product, GEM 21S®, as a grafting material for bone and periodontal regeneration following completion of human clinical trials, which demonstrated the safety and efficacy of its platform technology in this indication. Additionally, the Company has clinical trials ongoing with its product candidate GEM OS®1 in multiple orthopedic bone healing indications including the treatment of foot and ankle fusions and the stimulation of healing of fractures of the arm. The Company’s product and lead product candidates all combine recombinant protein therapeutics with tissue specific scaffolds to actively stimulate tissue healing and regeneration.

Forward-looking Statements

This press release contains ‘‘forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of BioMimetic. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. There are many important factors that could cause actual results to differ materially from those indicated in the forward-looking statements. BioMimetic’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with the marketing of BioMimetic’s product and product candidates, unproven preclinical and clinical development activities, regulatory oversight, and other risks detailed in the company’s filings with the Securities and Exchange Commission. Except as required by law, BioMimetic undertakes no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, or for changes made to this document by wire services or Internet services.

For further information, visit www.biomimetics.com or contact Kearstin Patterson, corporate communications, at 615-236-4419.

BIOMIMETIC THERAPEUTICS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$47,064,589	$33,427,708
Certificates of deposit	1,000,000	1,000,000
Receivables – trade	1,448,321	380,911
Receivables – other	391,528	130,935
Inventory	3,407,256	3,647,594
Prepaid expenses	603,362	1,282,674
Total current assets	53,915,056	39,869,822
Receivables – related party	106,831	106,831
Property and equipment, net	3,933,037	3,691,331
Capitalized patent license fees, net	7,429,717	8,964,551
Deposits	10,000	10,000
Total assets	$65,394,641	$52,642,535
LIABILITIES, REDEEMABLE, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,108,601	$1,268,954
Accrued expenses:
Payroll, employee benefits and payroll taxes	1,044,903	648,835
Other accrued expenses	1,213,514	673,861
Current portion of capital lease obligations	12,443	—
Deferred liability	1,250,000	2,750,000
Deferred revenue	714,750	974,021
Total curent liabilities	5,344,211	6,315,671
Accrued rent – related party	254,494	259,156
Capital lease obligations	48,712	—
Deferred liability	1,250,000	2,500,000
Deferred revenue	13,496,692	14,206,534
Total liabilities	20,394,109	23,281,361
Commitments and contingencies:
Series A Redeemable, Convertible Preferred Stock, $0.001 par value; 3,246,408 shares authorized; 0 and 3,246,408 shares issued and outstanding as of December 31, 2006 and 2005, respectively	—	8,546,030
Series B Redeemable, Convertible Preferred Stock, $0.001 par value; 1,147,427 shares authorized; 0 and 1,147,427 shares issued and outstanding as of December 31, 2006 and 2005, respectively	—	5,478,455
Series C Redeemable, Convertible Preferred Stock, $0.001 par value; 5,178,305 shares authorized; 0 and 4,827,506 shares issued and outstanding as of December 31, 2006 and 2005, respectively	—	36,721,125
Stockholders’ equity (deficit):
Common stock, $0.001 par value; 37,500,000 shares authorized; 15,649,362 shares issued and outstanding as of December 31, 2006; 16,906,500 shares authorized, 1,609,530 shares issued and outstanding as of December 31, 2005	15,649	1,609
Additional paid-in capital	84,760,940	2,183,689
Deferred stock compensation	—	(989,767)
Accumulated deficit	(39,776,057)	(22,579,967)
Total stockholders’ equity (deficit)	45,000,532	(21,384,436)
Total liabilities, redeemable, convertible preferred stock and stockholders’ equity (deficit)	$65,394,641	$52,642,535

BIOMIMETIC THERAPEUTICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Revenues:
Collaborative research and development	$8,870	$442,007	$224,146	$4,334,515
Sublicense fee income	178,919	83,625	709,841	83,625
Sales	1,362,788	60,000	2,592,228	60,000
Royalty income	332,684	30,935	569,065	30,935
Rental income	15,901	7,442	38,659	7,442
Total revenues	1,899,162	624,009	4,133,939	4,516,517
Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	1,118,890	70,375	2,211,770	70,375
Research and development	3,885,684	7,976,272	11,675,882	12,586,925
General and administrative	2,028,728	1,444,519	6,516,502	3,401,541
Depreciation and capital lease amortization	258,084	194,217	842,208	399,217
Patent license fee amortization	534,649	335,510	2,115,987	651,601
	7,826,035	10,020,893	23,362,349	17,109,659
Loss from operations	(5,926,873)	(9,396,884)	(19,228,410)	(12,593,142)
Interest income, net	636,157	269,910	2,165,033	920,722
Loss on disposal of equipment	—	(1,722)	(687)	(3,762)
Loss before income taxes	(5,290,716)	(9,128,696)	(17,064,064)	(11,676,182)
Income taxes	—	—	—	—
Net loss	(5,290,716)	(9,128,696)	(17,064,064)	(11,676,182)
Preferred stock accretion	—	(103,036)	(132,026)	(366,072)
Net loss attributable to common stockholders	$(5,290,716)	$(9,231,732)	$(17,196,090)	$(12,042,254)
Basic and diluted net loss per share attributable to common stockholders	$(0.34)	$(5.82)	$(1.62)	$(7.59)
Weighted average shares used to compute basic and diluted net loss per share attributable to common stockholders	15,641,237	1,586,208	10,589,969	1,587,219